Exhibit 10.8

                                 LOAN AGREEMENT

Party A: Changsha Educational Foundation (hereinafter referred to as Party A)

Party B: Changsha Huanqiu Vocational Secondary School (hereinafter referred to as Party B)

Party A and Party B has reached agreements as follows in terms of the loan required by Party B from Party A based on friendly consultation for the purpose of improving teaching quality, meeting teaching needs and purchasing teaching equipments for Party B.

1. Party A agrees to offer a loan of RMB two million Yuan to Party B for supporting Party B to improve teaching quality and meet the teaching needs. The loan will be transferred to the Party B's account through bank on March , 2009. (Account name: Changsha Huanqiu Vocational Secondary School; Account Number:
66010155260005014; Bank of deposit: Shanghai Pudong Development Bank, Changsha Branch)

2. Loan term is 1 year calculated as of the date (March , 2009) when the capital is transferred to Part B's account (refer to transfer receipt as the proof).

3. Party B agrees to pay the possession fee at a APR of five percent (5%) during the loan term. The amount is RMB one hundred thousand Yuan.

4. Part B shall transfer a lump sum of loan of RMB two million Yuan and possession fee of RMB one hundred thousand Yuan (the total amount is RMB two million and one hundred thousand Yuan) to Part A through bank on the maturity date of the loan (namely March , 2010) (Account name: Changsha Education Foundation; Account Number: 66010154900000885; Bank of deposit: Shanghai Pudong Development Bank, Changsha Branch)

5. Party A can not retrieve the loan without reasonable cause during the loan term; or party A has to pay 2% of the amount as compensation to Party B.

6. If Party B does not repay all amount of the loan on the maturity date, pursuant to Article 4, Party B shall pay the penal sum of daily 1% of the loan accumulatively for all deferred days. "Deferred days" are the actual days from the maturity date to the repayment date of entire loan amount listed in Article 4.

7. Undertaking holy commonweal mission and donation from public, the Educational Foundation bears great social responsibility. In line with Clause 27, Clause 28 and Clause 43 of No. 400 order of State Department, namely REGULATION ON FOUNDATION ADMINISTRATION, the maintain value and increase in value of fund should be legal, secure and effective and need to prevent loss. Therefore, as the amount is large, Both Parties shall provide certain property as mortgage or an economic entity as a guarantee unit to repay the principle when the loan is due. (The guarantee unit should have economic power, debt paying ability and good financial credit.)

8. Matters not covered in this Agreement shall be solved by both parties upon consultation.

9. The Agreement becomes valid and enforceable only after representatives of both parties and legal representative from guarantee unit of Party B sign and affix the seals.

10. The Agreement shall be in quadruplicate with Party A and Party B as well as their directors holding one copy respectively.
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Party A: Changsha Educational foundation    Party B: Changsha Huanqiu Vocational
                                                     Secondary School

Legal representative:                       Legal representative: Guangwen He

Official seal:                              Official seal:

March 20, 2009                              March 20, 2009